As filed with the Securities and Exchange Commission on December 16, 2005

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

(Exact name of issuer as specified in its charter)

Bermuda	98-0438382
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

Clarendon House

Church Street, Hamilton

HM CX Bermuda
(Address of principal executive offices)

Central European Media Enterprises Ltd.
1995 Amended and Restated Stock Incentive Plan

(Full title of the plan)

Daniel Penn, Esq.	Copy to:
c/o CME Development Corporation	Robert L. Kohl, Esq.
8th Floor, Aldwych House	Katten Muchin Rosenman LLP
71-91 Aldwych, London	575 Madison Avenue
WC2B 4HN, England	New York, New York 10022
011-44-20-7430-5430	(212) 940-6380
011-44-20-7430-5403 (Facsimile)	(212) 940-6557 (Facsimile)
(Name, address and telephone
number of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock (1)	876,000	$ 57.68 (2)	$ 50,527,680	$ 5,407

(1) All such shares are issuable pursuant to options available for grant under the Registrant’s 1995 Amended and Restated Stock Incentive Plan.

(2) Calculated pursuant to Rules 457(c) and 457(h)(1) using the average of the high and low prices of the Common Stock as quoted on the NASDAQ Stock Market on December 15, 2005.

As permitted by Securities Act Rule 429(a), the prospectuses included herein also relate to Registration Statements Nos. 333-01560, 333-60295 and 333-110959.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.                                                           Plan Information.*

Item 2.                                                           Registrant Information and Employee Plan Annual Information.*

*                                         The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).  Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.  Such documents and the documents incorporated by reference in this Registration Statement pursuant to Part II, Item 3, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                                                           Incorporation of Documents by Reference.

Central European Media Enterprises Ltd. (the “Registrant”) is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, files reports and other information with the Commission.  The following documents, or portions thereof, filed by the Registrant with the Commission pursuant to the Securities Act or the Exchange Act, are incorporated by reference in this Registration Statement:

1.                                       Our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 as amended by Form 10-K/A filed April 1, 2005;

2.                                       Our Form 8-Ks filed on March 16, 2005, March 24, 2005, April 8, 2005, April 25, 2005, May 3, 2005, June 7, 2005 and November 2, 2005;

3.                                       Our Form 8-K and 8-K/A filed on May 6, 2005 and July 15, 2005, respectively;

4.                                       Our Form 8-K and 8-K/A filed on June 1, 2005 and August 5, 2005, respectively;

5.                                       Our Form 10-Qs for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005; and

6.                                       The information in respect of the Registrant’s Capital Stock, $.08 par value, under the caption “Item 1. Description of Registrant’s Securities to be Registered” contained in the Registrant’s Registration Statement on Form 8-A, dated September 14, 1994.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment hereto indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the respective dates of filing of such documents.

Item 4.                                                           Description of Securities.

Not applicable.

Item 5.                                                           Interests of Named Experts and Counsel.

Not applicable.

Item 6.                                                           Indemnification of Directors and Officers.

Our bye-laws provide that we may indemnify our directors, officers, any person appointed to any committee by the board of directors and certain other persons (and their respective heirs, executors or administrators) in their capacity as such in respect of any loss arising or liability attaching to them by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which a such person may be guilty in relation to us other than in respect of his own fraud or dishonesty. Under Delaware law, a corporation may adopt a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for breaches of the director’s duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, for improper payment of dividends or for any transaction from which the director derived an improper personal benefit. Delaware law has provisions and limitations similar to Bermuda regarding indemnification by a corporation of its directors or officers, except that under Delaware law the statutory rights to indemnification may not be as limited.

Our bye-laws also contain a provision by virtue of which our shareholders waive any claim or right of action that they have, both individually and on our behalf, against any director or officer in relation to any action or failure to take action by such director or officer, except in respect of any fraud or dishonesty of such director or officer. We have been advised by the SEC that in the opinion of the SEC, the operation of this provision as a waiver of the right to sue for violations of federal securities laws would likely be unenforceable in U.S. courts. Our bye-laws provide that the indemnity and waiver of claims provided in our bye-laws shall extend, as a matter of contract, between each shareholder and each former director and officer of the Company (and their respective heirs, executors or administrators) to any act done, purported to be done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trust by the former directors or officers of the Company. The indemnification provided in our bye-laws is not exclusive of other indemnification rights to which a director or officer may be entitled, provided these rights do not extend to his or her fraud or dishonesty.

Item 7.                                                           Exemption from Registration Claimed.

Not applicable.

Item 8.                                                           Exhibits.

Exhibit No.	Description

4.1

Central European Media Enterprises Ltd. 1994 Stock Option Plan, as Amended on October 4, 1997 (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-8 (file No. 333-110959) filed with the Commission on December 15, 2003).

4.2

Central European Media Enterprises Ltd. 1995 Amended and Restated Stock Incentive Plan, as amended on April 11, 2005  (incorporated herein by reference to Exhibit A to the Registrant’s Schedule 14A filed with the Commission on May 9, 2005).

5.1	Opinion of Conyers Dill & Pearman.

23.1	Consent of Deloitte & Touche LLP – London, United Kingdom.

23.2	Consent of Deloitte Audit s.r.o. – Bratislava, Slovak Republic.

23.4	Consent of Conyers Dill & Pearman (included in Exhibit 5.1).

24.1	Power of Attorney.

Item 9.                                                           Undertakings.

1.                                       The undersigned Registrant hereby undertakes: (a) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; (b) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.                                       The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.                                       The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 or Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

4.                                       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense or any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, England, on this 16th day of December 2005.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
(Registrant)

By:	/s/ Daniel Penn
Daniel Penn
Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ronald Lauder*	Chairman of the Board of Directors	December 16, 2005
Ronald Lauder

/s/ Michael Garin*	Chief Executive Officer and	December 16, 2005
Michael Garin	Director

/s/ Wallace Macmillan*	Vice President-Finance, Chief	December 16, 2005
Wallace Macmillan	Financial and Accounting Officer

/s/ Charles R. Frank*	Director	December 16, 2005
Charles R. Frank, Ph.D.

/s/ Herbert A. Granath*	Director	December 16, 2005
Herbert A. Granath

/s/ Alfred W. Langer*	Director	December 16, 2005
Alfred W. Langer

/s/ Bruce Maggin*	Director	December 16, 2005
Bruce Maggin

/s/ Ann Mather*	Director	December 16, 2005
Ann Mather

/s/ Eric Zinterhofer*	Director	December 16, 2005
Eric Zinterhofer

/s/ Daniel Penn*
*By: Daniel Penn, Attorney in Fact

EXHIBIT INDEX

Exhibit No.	Description

4.1

Central European Media Enterprises Ltd. 1994 Stock Option Plan, as Amended to October 4, 1997 (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-8 (file No. 333-110959) filed with the Commission on December 15, 2003).

4.2

Central European Media Enterprises Ltd. 1995 Amended and Restated Stock Incentive Plan, as amended on April 11, 2005 (incorporated herein by reference to Exhibit A to the Registrant’s Schedule 14A filed with the Commission on May 9, 2005).

5.1	Opinion of Conyers Dill & Pearman.

23.1	Consent of Deloitte & Touche LLP – London, United Kingdom.

23.2	Consent of Deloitte Audit s.r.o. – Bratislava, Slovak Republic.

23.4	Consent of Conyers Dill & Pearman (included in Exhibit 5.1).

24.1	Power of Attorney.